Exhibit 99.1

Regional Management Corp. Announces Chief Financial Officer Bob Barry to Retire

Greenville, South Carolina – September 11, 2012 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that its Executive Vice President and Chief Financial Officer Robert D. Barry has notified the Board of Directors of his plans to retire after a nearly 45-year financial services career in order to spend more time with his family. Mr. Barry will continue as Chief Financial Officer until a successor is named and will remain with Regional Management Corp. shortly thereafter to assist with the transition process. Regional Management Corp. has commenced a search process for a successor to Mr. Barry.

“On behalf of the entire Regional Management team, I want to thank Bob for his outstanding work and instrumental contributions to our company over the past several years, without which it would have been impossible to complete our initial public offering earlier this year,” said Chief Executive Officer Thomas Fortin. “Bob has been a major factor in the growth of our company from 89 branches in March 2007 to 206 branches as of June 30, 2012, as well as ensuring that our balance sheet has remained stalwart even in the face of a challenging recession during that same period. It has been a privilege for all of us at Regional Management to work alongside Bob over the past five and a half years. We all congratulate to Bob on his distinguished financial career and wish him the very best as he enjoys his well-deserved retirement.”

“It has been an exciting period for me to be involved in the remarkable growth story of Regional Management since 2007, which was highlighted most recently by our initial public offering in March,” said Mr. Barry. “With the strong leadership of Tom and the fantastic effort of the entire team, Regional Management is very much on the right course and makes me comfortable in deciding to retire and open a new chapter in my life. I will remain with the company in the interim to help the next CFO successfully transition into the role and ensure Regional Management does not lose a step upon my departure.”

Mr. Barry was appointed Executive Vice President and Chief Financial Officer of Regional Management Corp. in March 2007. Prior to joining Regional Management Corp., Mr. Barry was the Managing Member of AccessOne Mortgage Company, LLC in Raleigh, North Carolina from 1997 to 2007. During this time, he also served as part-time Chief Financial Officer for Patriot State Bank in Fuquay-Varina, North Carolina, from March 2006 to March 2007 and Nuestro Banco in Raleigh, North Carolina, from July 2006 to March 2007. Prior to AccessOne, Bob was a financial institutions partner in the Raleigh office of KPMG.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management Corp. will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has expanded its branch network to 206 locations with over 189,000 active accounts across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma and New Mexico as of June 30, 2012. Each of its loan products is secured, structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216